Exhibit 99.2














CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Roadway Next Day Corporation
Quarters ended March 29, 2003 and March 23, 2002



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





Roadway Next Day Corporation

Condensed Consolidated Balance Sheets (Unaudited)


                                                           MARCH 29, 2003                    December 31, 2002
                                                 -----------------------------------------------------------------------
                                                                             (in thousands)
Assets
Current assets:

  Cash and cash equivalents                                $      6,919                       $     12,992
  Accounts receivable, net                                       20,049                             24,785
  Assets of discontinued operation                                    -                             87,431
  Other current assets                                            7,315                              6,618
                                                 -----------------------------------------------------------------------
Total current assets                                             34,283                            131,826

Carrier operating property, at cost                             101,325                            100,854
Less allowance for depreciation                                  12,594                             10,240
                                                 -----------------------------------------------------------------------
Net carrier operating property                                   88,731                             90,614

Goodwill, net                                                   269,093                            269,093
Other assets                                                     21,652                             22,511
                                                 -----------------------------------------------------------------------
Total assets                                               $    413,759                       $    514,044
                                                 =======================================================================

Liabilities and shareholders' equity
Current liabilities:

  Accounts payable                                         $     18,683                       $     14,209
  Salaries and wages                                              8,796                              8,522
  Payable to Roadway Corporation                                 10,447                             33,703
  Liabilities of discontinued operation                               -                             32,407
  Other current liabilities                                       4,499                              4,209
                                                 -----------------------------------------------------------------------
Total current liabilities                                        42,425                             93,050

Long-term liabilities:
  Casualty claims and other                                       8,459                              8,456
  Deferred income taxes                                          10,697                             10,666
  Payable to Roadway Corporation                                273,513                            273,513
                                                 -----------------------------------------------------------------------
Total long-term liabilities                                     292,669                            292,635

Parent company investment                                        78,665                            128,359
                                                 -----------------------------------------------------------------------
Total liabilities and shareholders' equity                 $    413,759                       $    514,044
                                                 =======================================================================

Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See notes to condensed consolidated financial statements.



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






   Roadway Next Day Corporation

   Condensed Statements of Consolidated Income (Unaudited)

                                                                                       Twelve Weeks Ended
                                                                                        (First Quarter)
                                                                             MARCH 29, 2003           March 23, 2002
                                                                        -------------------------------------------------
                                                                                         (in thousands)

   Revenue                                                                      $   48,826               $  45,409

   Operating expenses:
      Salaries, wages and benefits                                                  34,067                  31,318
      Operating supplies and expenses                                                6,639                   5,209
      Purchased transportation                                                         542                     383
      Operating taxes and licenses                                                   1,408                   1,377
      Insurance and claims                                                           1,174                   1,043
      Provision for depreciation                                                     2,374                   2,819
      Loss (gain) on sale of property                                                    9                     (51)
                                                                        -------------------------------------------------
   Total operating expenses                                                         46,213                  42,098
                                                                        -------------------------------------------------
   Operating income from continuing operations                                       2,613                   3,311
   Other (expense), net                                                             (6,294)                 (5,921)
                                                                        -------------------------------------------------
   (Loss) from continuing operations before income taxes                            (3,681)                 (2,610)
   (Benefit) from income taxes                                                      (1,402)                   (878)
                                                                        -------------------------------------------------
   (Loss) from continuing operations                                                (2,279)                 (1,732)
   Income from discontinued operations                                                 147                     124
                                                                        -------------------------------------------------
   Net (loss)                                                                   $   (2,132)              $  (1,608)
                                                                        =================================================

See notes to condensed consolidated financial statements.



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





   Roadway Next Day Corporation
   Condensed Statements of Consolidated Cash Flows (Unaudited)

                                                                                  Twelve Weeks Ended
                                                                                    (First Quarter)
                                                                     MARCH 29, 2003                March 23, 2002
                                                              ------------------------------------------------------------
                                                                                    (in thousands)
   CASH FLOWS FROM OPERATING ACTIVITIES

   (Loss) from continuing operations                                  $   (2,279)                   $   (1,732)
   Depreciation and amortization                                           3,336                         3,286
   Other operating adjustments                                             3,070                        16,344
                                                              ------------------------------------------------------------
   Net cash provided by operating activities                               4,127                        17,898

   CASH FLOWS FROM INVESTING ACTIVITIES

   Purchases of carrier operating property                                  (664)                       (1,892)
   Sales of carrier operating property                                       164                           102
                                                              ------------------------------------------------------------
   Net cash (used) by investing activities                                  (500)                       (1,790)

   CASH FLOWS FROM FINANCING ACTIVITIES

   Transfer to parent                                                     (7,300)                      (30,568)
                                                              ------------------------------------------------------------
   Net cash (used) by financing activities                                (7,300)                      (30,568)

   Net (decrease)  in cash and cash equivalents from
   continuing operations                                                  (3,673)                      (14,460)
   Net (decrease)  in cash and cash equivalents from
   discontinued operations                                                (2,400)                       (4,339)
   Cash and cash equivalents at beginning of period                       12,992                        29,469
                                                              ------------------------------------------------------------
   Cash and cash equivalents at end of period                         $    6,919                    $   10,670
                                                              ============================================================


See notes to condensed consolidated financial statements.



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


Roadway Next Day Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)

Note 1--Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the twelve weeks ending March 29, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003. For further information, refer to the consolidated financial statements and footnotes thereto included in the Roadway Corporation Annual Report on Form 10-K for the year ended December 31, 2002.

The Company completed the required transitional goodwill impairment test under SFAS No. 142 for all reporting units effective June 15, 2002 which did not indicate any impairment. As a result of finalizing the Roadway Next Day purchase price allocation during the fourth quarter, goodwill reflected in the ATS segment preliminary purchase price allocation was reallocated to the New Penn segment. Accordingly, all goodwill resulting from the Roadway Next Day acquisition has been recorded in the New Penn business segment at December 31, 2002. The Company updated its goodwill impairment test at December 31, 2002 due to the reallocation of goodwill previously recorded in the ATS business segment. The performance of the updated impairment test did not indicate any impairment of goodwill. The Company expects to perform the required annual goodwill impairment assessment on a recurring basis at the end of the second quarter each year, or more frequently should any indicators of possible impairment be identified.

The Company operates in one business segment, New Penn Motor Express, Inc., which provides regional next-day LTL service primarily in New England and the Middle Atlantic states.

Note 2--Accounting Period

The Company operates on 13 four-week accounting periods with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter.

Note 3 - Discontinued operations

On December 26, 2002, the Company entered into an agreement to sell Arnold Transportation Services (ATS) to a management group led by the unit's president and a private equity firm, for approximately $55,000,000. The ATS business segment was acquired as part of the Company's purchase of Roadway Next Day in November 2001, but did not fit the Company's strategic focus of being a LTL carrier. The transaction was completed on January 23, 2003. The Company did not recognize a significant gain or loss as a result of this transaction.

The Company has reported the ATS results as a discontinued operation in the accompanying financial statements and, unless otherwise stated, the notes to the financial statements for all periods presented exclude the amounts related to this discontinued operation.

The following table presents revenue and income from the discontinued operations for the quarters ended March 29, 2003 and March 23, 2002. The quarter ended March 29, 2003 includes results of operations only through the disposal date, January 23, 2003.

                                                                            TWELVE WEEKS ENDED
                                                                             (FIRST QUARTER)

                                                                   MARCH 29, 2003      March 23, 2002
                                                                  ------------------ --------------------
                                                                             (in thousands)

Revenue                                                              $     9,267           $  38,201
                                                                  ================== ====================
Pre-tax income from discontinued operations                                  198                 212
Income tax expense                                                            51                  88
                                                                  ------------------ --------------------
Income from discontinued operations                                  $       147           $     124
                                                                  ================== ====================






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